**** CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                    EXHIBIT 10.1


            WEB SITE AND INTERACTIVE TELEVISION DEVELOPMENT AGREEMENT


                                 BY AND BETWEEN



                               CTV TELEVISION INC.


                                       AND


                           BLUE ZONE PRODUCTIONS LTD.



                          DATED AS OF DECEMBER 14, 1999



         This WEB SITE AND INTERACTIVE TELEVISION DEVELOPMENT AGREEMENT ("Agreement"), dated as of December 14, 1999, is by and between Blue Zone Productions Ltd., a corporation formed under the laws of Bermuda having an office at Reid House, 31 Church Street, Hamilton Bermuda ("Blue Zone"), and CTV Television Inc., a corporation formed under the laws of Canada having headquarters at 9 Channel Nine Court, Toronto, Ontario M1S 4B5 ("CTV").


                              W I T N E S S E T H :

         WHEREAS, Blue Zone designs Web sites for use on the Internet's World Wide Web and provides certain Web hosting and interactive television development services;
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                                  CONFIDENTIAL


         WHEREAS, CTV desires to engage Blue Zone to create, develop, test, deliver, manage, and consult with respect to the CTV Web Site; and

         WHEREAS, Blue Zone wants to undertake such work,

         NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

         Under this Agreement, the following terms will have the following meanings:

         "Blue Zone Intellectual Property" has the meaning set forth in Section 5(c).

         "Canadian Television Company" means a CRTC-licensed programming undertaking under the Canadian Broadcasting Act, a broadcasting company excluding radio whose headquarters is in Canada, whose primary target area and audience/viewers are in Canada, whose signals are broadcast from within Canada, and which is Canadian-owned and Canadian-controlled. The term expressly excludes U.S. and other foreign-owned television broadcasting companies whose broadcast signals may be or are received within Canada.

         "Completion Certification" means the issuance of a written certificate of the Designated CTV Representative acting reasonably that the testing of the CTV Web Site has been successfully concluded, and that the CTV Web Site demonstrates substantially all of the material content, core functionality and performance characteristics described in the Specifications when tested according to the agreed upon Test Plan, all as described more fully in Section 2.

         "Consulting Fee" has the meaning set forth in Section 3.

         "Corrected Version" means a version of the CTV Web Site prepared substantially for the purpose of correcting Nonconformities in the CTV Web Site.

         "CTV Materials" means the proprietary materials whether or not designated in writing as such by CTV and delivered by CTV to Blue Zone for the purpose of assisting Blue Zone in completing its obligations hereunder. "CTV Materials" may include video, text and graphical content deemed appropriate by CTV for public distribution, in digital or hard copy format, including articles, news stories and flow charts, as well as CTV's marketing plans.

         "Confidential Information" has the meaning set forth in Section 10.

         "Content Model" has the meaning set forth in Section 2(b)(iii)
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                                  CONFIDENTIAL


         "CTV Web Site" means the interactive video-to-publishing cross-media, multi-platform environment including Internet (high and low bandwidth/speed), web TV, and digital set-top environment using CTV Newsnet and CTV National News as sources. The term "CTV Web Site" does not include Blue Zone Intellectual Property.

         "Designated CTV Representative" has the meaning set forth in Section 12(b)(ii).

         "Effective Date" means the date first set forth above, which upon execution of the Agreement by both parties, will be the effective date of this Agreement.

         "Final Acceptance" has the meaning set forth in Section 2(b)(vi)(3).

         "includes" or "including", except where followed directly by the word "only," means, "includes, but is not limited to" and "including, but not limited to," respectively; it being the intention of the parties that any listing following thereafter is illustrative and non exclusive or exhaustive.

         "Indemnified Party" has the meaning set forth in Section 6(c).

         "Indemnitor" has the meaning set forth in Section 6(c).

         "License" has the meaning set forth in Section 5(d).

         "Nonconformity" means a material design error, design defect, functional defect, programming error or anomaly in the CTV Web Site and/or deviation from the Specifications in the reasonable determination of Blue Zone.

         "Phase I" means the process described in Section 2(a).

         "Phase II" means the process described in Section 2(b).

         "Specifications" has the meaning set forth in Section 2(a)(i).

         "Term" has the meaning set forth in Section 13(a).

         "Test Plan" has the meaning set forth in Section 2(b)(vi).

         "Third-Party Commercial Matter" has the meaning set forth in Section 5(e).

         "Web Site" means a computer system, but not the hardware, intended to be accessed via the World Wide Web segment of the Internet or via an alternative signal or proprietary transmissions of interactive data, including the content intended to be viewed or accessed by persons so accessing the computer system.

         "Year 2000 Compliant" means a product which:

                                  CONFIDENTIAL


                  (i) accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values (whether forward or backward), and returns, generates, processes and displays date output and date values, accurately, without interruptions, and in a consistent manner (without errors or omissions due to date selection), regardless of the date used, and whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

                  (ii) accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and manner agreed to by the parties to be appropriate; and

                  (iii) stores, processes and displays date information (including, without limitation, in user interfaces and data fields) in ways that are unambiguous as to the determination of the century in a defined, predetermined and appropriate manner.

Section 2. Development of the CTV Web Site.

         (a)      Phase I.

                  (i) Preparation of Specifications. The CTV Web Site will aggregate content from CTV News and CTV National News. Blue Zone will prepare, with the assistance of CTV, specifications for the CTV Web Site setting forth the concept; subject matter; major formatting requirements and other required technical characteristics of the content; operation and technical requirements; use and capacity expectations and other pertinent information for the CTV Web Site; the development activities of the parties; the preliminary development budget for the CTV Web Site; the allocation of responsibilities; and the preliminary timelines for completion of those activities with respect to the CTV Web Site (the "Specifications"), all as further described on Schedule A hereto. The parties understand and agree that the Specifications may be modified from time to time with the written agreement of the parties. The CTV Web Site will not be required to meet standards or have characteristics which are not set forth in the Specifications or in any agreed upon written modifications thereto.

                  (ii) Schedule for Preparation of Specifications. Blue Zone will have ten (10) business days from the date hereof (which time may be extended by mutual agreement of the parties acting reasonably) to prepare and deliver to CTV a preliminary version of the Specifications. CTV will have five
(5) business days (which date may be extended by mutual agreement of the parties acting reasonably) from the date it receives a copy of the proposed Specifications to accept the Specifications, and such acceptance will not be unreasonably withheld or delayed. Blue Zone agrees to make itself available for a "walk through" of the preliminary Specifications during this review period. Acceptance of the Specifications will be deemed to have occurred if CTV provides Blue Zone with written notice of acceptance or if CTV fails to reject the Specifications by written notice to Blue Zone delivered within such five (5) business day period, at which point the parties will be deemed to have agreed to proceed to Phase II. In the event that CTV, acting reasonably, rejects the Specifications, CTV will notify Blue Zone in writing, and will

                                  CONFIDENTIAL


specify its reasons in such notice for such rejection. If CTV rejects the Specifications, Blue Zone will have thirty (30) business days (which date may be extended by mutual agreement of the parties acting reasonably in light of the objections made by CTV) in which to prepare and submit revised Specifications, in which case the provisions of this Section 2 will apply to such re-submission until such time as the Specifications are accepted by CTV. In the event that CTV rejects the Specifications, CTV agrees to make itself available for a "walk through" of its reasons for rejection during this 30 business day period. Unless otherwise agreed in writing, the total time period for completion of Phase I will not exceed sixty (60) business days. Either party may elect to review Phase I materials prepared by Blue Zone or submitted by the other party "on line" in lieu of or in addition to any in-person "walk through." In the event that the parties cannot reach agreement on the revised Specifications, either party may terminate the Agreement with no further liability on either party's part, except for payments due and payments of amounts owed for costs and expenses incurred to that date.

                  (iii) Payment Schedule for Phase I. The total consideration to be paid to Blue Zone by CTV for Phase I is as specified on Schedule G, which non-refundable amount has been received by Blue Zone from CTV.

         (b)      Phase II.

                  (i) Development of CTV Web Site. Upon successful completion of Phase I, Blue Zone will then proceed to use its commercially reasonable efforts to design, build and develop the CTV Web Site in accordance with the Specifications, pursuant to the terms and conditions hereunder. During the course of the development, Blue Zone will develop an executable and baseline architecture; the specification of all important architecture patterns; a release plan; and a risk assessment plan. Unless otherwise agreed in writing, Blue Zone will deliver the CTV Web Site for Completion Certification according to the agreed Test Plan no later than August 31, 2000.

                  (ii) Acquisition of Rights From Third Parties. Except with respect to the CTV Materials, the CTV Web Site content furnished by CTV, and any other materials supplied by CTV, for all of which CTV will bear all responsibility, Blue Zone will be responsible for obtaining all rights and/or permissions from any third party, if any, subject to approval by CTV which are necessary for the development and use of the CTV Web Site, subject to the restrictions set forth in this Agreement and in third party commercial software licenses used by Blue Zone in developing and operating the CTV Web Site.(which are subject to approval by CTV ) CTV shall pay all approved costs and expenses associated with obtaining these rights and/or permissions within 45 days of receiving Blue Zone's invoice for same.

                  (iii) CTV Acceptance of Content Model. As soon as is practical after completion of the Specifications applicable to the intended content of the CTV Web Site and delivery to Blue Zone by CTV of any and all content to be supplied by CTV, Blue Zone will prepare and present to CTV prototypes or mockups of the appearance and operation of the CTV Web Site and implementation and presentation of the intended content (the "Content Model"). CTV will have ten
(10) business days after the date on
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                                  CONFIDENTIAL


which CTV receives from Blue Zone a copy of the proposed Content Model to accept the Content Model, with such acceptance not to be unreasonably withheld or delayed. Blue Zone will make itself available for questions and discussions of the Content Model during this period. In the event that CTV rejects the Content Model or any portion thereof, CTV will notify Blue Zone in writing, and will specify its reasons for such rejection. CTV and Blue Zone will make itself available for questions and discussions relating to CTV's rejection during this period. If CTV rejects the Content Model, Blue Zone will have thirty (30) business days, or such further time as, acting reasonably, it advises CTV is necessary in light of CTV's reasons for rejection, in which to prepare and submit a revised Content Model. In this case the provisions of this Section 2 will apply to such re-submission until such time as the Content Model is accepted by CTV. In the event the parties cannot reach an agreement on a revised Content Model, either party may terminate this Agreement with no further liability on the part of either party, except for payments of amounts owed to Blue Zone for services provided and costs and expenses incurred to that date.

                  (iv) Training. During the course of the Phase II development process and prior to Final Acceptance, Blue Zone will commence training of approximately 25 (subject to adjustment as the parties may agree) individuals, who may, with CTV's approval, be CTV employees, in the requirements and techniques of content production for the CTV Web Site.

                  (v) Personnel Funding/CTV Employees. During Phase II, CTV will make available funding as specified on Schedule F, for approximately 25 individuals who will be engaged in content production and integration of CTV Materials. Should Blue Zone and CTV agree that additional personnel will be necessary, the parties shall agree on the appropriate number of personnel at CTV's cost. At CTV's sole election, the personnel may be CTV personnel dedicated to this project. CTV and Blue Zone will agree on the suitable technology, graphic design, digital video, and/or management experience such employees must have. CTV will indemnify and hold Blue Zone harmless for any acts or omissions of CTV's employees whose services are provided in accordance with this provision provided they are CTV employees. Blue Zone will indemnify and hold CTV harmless for any acts or omissions of Blue Zone's employees whose services are provided in accordance with this provision provided they are Blue Zone employees. Under no circumstances will either party's employees bind the other party. CTV will instruct any such CTV employees that Blue Zone has full authority to direct such CTV employees with respect to the activities contemplated in Sections 2(b)(iv) and (v). Either party will remove any one of its employees from such training program at the reasonable request of the other party. CTV may replace any CTV employee in such training program for any reason; provided, however, that CTV agrees that Blue Zone will not be responsible for training more than a mutually agreed number of replacement employees during the course of this Agreement except upon the additional payment to Blue Zone of an agreed upon training fee per CTV additional employee who Blue Zone trains pursuant to this Section 2(b)(v). To the extent that personnel requirements are met through the use of CTV employees, CTV shall pay those employees directly and the payments CTV makes to those employees shall be deducted from CTV's payment obligations under this

                                  CONFIDENTIAL


paragraph. Blue Zone shall not be responsible for withholding or other required payments with respect to CTV employees acting pursuant to this paragraph.

                  (vi)     Technical Testing and Acceptance.

                           (1) Test Plan. Blue Zone will develop a test plan in
                  consultation with CTV for the purpose of unit testing, integration testing and live environment testing of the CTV Web Site and determining whether and when the CTV Web Site is suitable for Completion Certification (the "Test Plan"). The Test Plan will include procedures to be followed in conducting actual online testing through Internet access prior to publication of the address of the CTV Web Site or public announcement of availability of the CTV Web Site and include test scripts for each testing level which shall be designed by the parties. The Test Plan will be subject to the prior written approval of CTV, which approval will not be unreasonably withheld or delayed.

                           (2) During the development phase Blue Zone will
                  periodically conduct preliminary testing in accordance with the Test Plan, and will report the results of such completed testing to CTV. The parties understand and agree that interim or preliminary versions of the CTV Web Site may contain Nonconformities which are not detected during preliminary testing because of the limited nature of such testing, including the facts that (a) a module or incomplete portion may perform acceptably on its own, but fail to perform acceptably when integrated with other elements of the CTV Web Site or when operated in conjunction with hardware or other software with which it is intended to operate, and (b) preliminary testing does not include live environment testing on real data. Once Blue Zone has completed work on the CTV Web Site off-line, it will run the agreed upon Test Plan on-line through Internet access prior to publication of the address of the CTV Web Site or public announcement of availability of the CTV Web Site and will provide the CTV Designated Representative with the opportunity to view this testing. If for ten (10) consecutive days or a for reasonable period of time as the parties may agree (i) the completed CTV Web Site reasonably appears to have the functionality and performance as set forth in the Specifications; (ii) the completed CTV Web Site reasonably appears to perform the functions described in the Specifications in the manner described; (iii) the completed CTV Web Site reasonably appears to be free from material Nonconformities; and (iv) the completed CTV Web Site reasonably appears to have no Nonconformities which cause operational failure and/or premature termination of operation of the CTV Web Site or any component thereof, CTV will issue a Completion Certification. If the CTV Web Site does not pass the Test Plan, CTV and Blue Zone will confer as to the reasons and agree to a schedule for Blue Zone to correct any

                                  CONFIDENTIAL


                  Nonconformities and resubmit the CTV Web Site for testing under the Test Plan.

                           (3) Final Acceptance. Final Acceptance shall be
                  deemed to have occurred if CTV issues a Completion Certification. In any event, should CTV commence live commercial operation of the CTV Web Site, CTV will be deemed to have finally accepted the CTV Web Site provided testing is complete and successful in accordance with specifications.

                           (4) Preparation of Corrected Versions. During the
                  course of testing and through Final Acceptance, Blue Zone will, to the extent practical, diligently prepare Corrected Versions on a commercially reasonable basis on a timetable taking into account the extent of any changes required to be made by Blue Zone to prepare a Corrected Version.

                  (vii) Maintenance and Enhancement. Blue Zone will provide CTV with the technical and formatting specifications which graphic and other content submitted for inclusion in the Web Site must meet and will, pursuant to and subject to the terms of the License granted in Section 5, provide employees designated by CTV with access to Blue Zone input mechanisms for adding content to the CTV Web Site and with Blue Zone methodologies for inputting, integrating and modifying CTV content for the CTV Web Site. Such access is granted solely for the purpose of permitting CTV employees to use said mechanisms and methodologies to add CTV Material to or delete it from the CTV Web Site. All such mechanisms and methodologies are Confidential Information. Only mutually agreed upon CTV employees who have received appropriate training in the techniques described in Sections 2(b)(iv) and (v) shall be given access to such mechanisms and methodologies. Said employees may not reproduce, modify, divulge, copy, reverse engineer, deal in or transfer Blue Zone's input, integration, or modification mechanisms or methodologies, or use them other than as specified herein, or permit others to do so.

                  (viii) Payment Schedule for Phase II. The total production fee to be paid to Blue Zone by CTV for Phase 2 will be as specified on Schedule G, to be paid by CTV as follows:

                  25%      on execution of this Agreement

                  10%      on acceptance by CTV of the Content Model

                  10%      on delivery of the Specifications and Development
                           Plan

                  25% on delivery of the CTV Web site for testing on-line according to the Test Plan

                  30% on issuance by CTV of the Completion Certification and in no event later than August 31, 2000 provided Blue Zone delivers the CTV Web Site for Completion Certification on this said date, or as mutually agreed.
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                                  CONFIDENTIAL


In addition, CTV will reimburse Blue Zone for all of its reasonable costs and expenses associated with the development and creation of the CTV Web Site during Phase II within 45 days after receiving Blue Zone's invoices for such approved costs and expenses. Blue Zone will provide an estimate of such costs and expenses as set forth in Schedule C and Schedule F hereto. The actual costs and expenses may be higher or lower. In respect to the costs as set out in Schedule C in this Phase II, Blue Zone agrees to provide to CTV a list of necessary facilities, hardware and software in order to permit CTV an opportunity to provide any of its own equipment and materials meeting these requirements to reduce the costs for this Phase II. CTV agrees that any hardware it provides will be dedicated to the CTV Web Site. Once the hardware is so located, Blue Zone personnel shall have, unrestricted access to the hardware during the term of this Agreement and any renewals of the Consulting Services Contract or Contract for Management and Hosting of the CTV Web Site set forth in Sections 3 and 4 below. In the event that CTV hardware, software and/or facilities (hereinafter "Materials")are located at Blue Zone's premises CTV shall have the right , on notice, to attend the Blue Zone premises to perform technical maintenance as it sees fit including, without limitation, the right to update its Materials, replace its servers and Materials, and repair defects in its hardware and Materials.

                  (ix) Modifications. If CTV requests any modifications to the Specifications after agreement on the Specifications, CTV will first provide to Blue Zone notice in writing setting out the particulars of the requested modifications. Within fifteen (15) business days of receipt of CTV'S modification notice, Blue Zone, acting reasonably, will notify CTV in writing of Blue Zone's decision as to whether or not it is willing to perform the requested modifications and will provide CTV an estimate of the costs and projected timing to complete the specified modifications. In the event that Blue Zone is willing to perform the requested modifications, Blue Zone will commence the requested modifications only upon CTV's approval of Blue Zone's cost and timing estimate. Blue Zone shall provide any upgrades to its software(as it becomes generally available to its customers and provided same is within the reasonable parameters of the Content Model) and shall install such upgrades provided CTV continues to pay the annual Licence Fee.


Section 3.        Consulting Services

         (a) CTV hereby engages Blue Zone on an ongoing consulting basis for a minimum one year term (subject to any early termination by CTV ) to perform consulting services on a macro-level as described in Schedule D, relating to developing long-term strategies for updating and enhancing the CTV Web Site. CTV agrees to pay Blue Zone for these services a non-refundable consulting fee as specified in Schedule G, plus disbursements as CTV approves, which approval will not be unreasonably withheld (the "Consulting Fee"). The Consulting Fee will be paid monthly in advance by way of twelve equal installments as specified in Schedule G, except that the first payment shall include monthly payments retroactive to October 1, 1999. The consulting services shall be performed for CTV by Bruce Warren and /or Jamie Ollivier and Blue Zone shall use reasonable best efforts to provide the consulting services on a priority basis to CTV. The

                                  CONFIDENTIAL


consulting services will not include work performed relating to modifications, as described in Paragraph 2(b)(ix).

         (b) This Consulting Services provision will be automatically extended at the end of the first one-year term on a month-to-month basis, and shall automatically be renewed for successive periods of one month, unless either party provides the other with at least sixty (60) days prior written notice of non-renewal.

Section 4. Management and Hosting of the CTV Web Site

         (a) CTV hereby engages Blue Zone to provide certain Web hosting services to CTV described below, in Toronto, Ontario, or such other locations as the parties may agree. CTV agrees to pay Blue Zone for these Web hosting services commencing May 1, 2000, and continuing for the term of this Agreement, at a rate to be agreed upon by the parties after determining the scope of the required services. The rate to be paid will be Blue Zone's actual human resources, material, and out-of-pocket costs incurred in performing the Web hosting services, plus 20%.

         (b) The Web hosting services provided by Blue Zone hereunder will not include Internet connectivity from any network hubs or points of presence. CTV will be solely responsible for obtaining the telecommunications infrastructure necessary to operate the CTV Web Site. Before retaining any third parties to perform services with respect to the telecommunications infrastructure, CTV shall determine that they are mutually acceptable to Blue Zone.

         (c) The Web hosting services provided by Blue Zone will not include any conduct or review of chat rooms, message boards, or compilations of or responses to e-mails. Should CTV wish to have a third party conduct these hosting services, it shall notify Blue Zone in writing of the identity of such third party and provide Blue Zone with contact information for such provider.

         (d) The Web hosting services to be performed by Blue Zone will consist solely of the maintenance and operation of the input and content integration and modification mechanisms of the CTV Web Site and telephone support on a twenty-four (24) hours per day, seven (7) days per week, including holidays basis for inquiries and problem resolution encountered or required by CTV at its locations. Blue Zone, using its commercially reasonable efforts, shall provide these services continuously, twenty-four (24) hours per day, seven (7) days per week, including holidays. Blue Zone will use its commercially reasonable efforts to schedule and perform all hardware and software maintenance relating to these mechanisms of the CTV Web Site during the hours of lowest historical usage in the jurisdiction of the hosting environment. Blue Zone will use its commercially reasonable efforts to maintain all equipment in good working order, will maintain proper environmental conditions in the area(s) where such equipment is located, and will also make and store archival backups with reasonable frequency and store such archival backups in a secure, off site location suitable for maintenance of such materials. In addition, CTV shall have audit rights to ensure sufficient and proper archival back-ups.

                                  CONFIDENTIAL


Blue Zone will use its commercially reasonable efforts to prevent unauthorized access to the physical locations of the computer(s) on which the CTV Web Site is established, and will use reasonable efforts to prevent unauthorized electronic access to the CTV Web Site. Blue Zone will promptly notify CTV in the event of a material breach (or known potential material breach) of the physical or electronic security, or the operational integrity, of the CTV Web Site and will promptly take all reasonable corrective steps. CTV will provide reasonable cooperation with respect to such corrective steps.

         (e) Operations Consistent with Internet Technical Standards. Blue Zone covenants that it will perform its obligations with respect to the CTV Web Site as described above in a manner consistent with any formal rules or formal requirements established by InterNIC, the National Science Foundation, or any other party whose authority to set such rules or requirements is either established by applicable law or generally accepted within the Internet community.

         (f) Blue Zone assumes no control over, accepts no responsibility for, and will not review the content, ownership, lawfulness, or accuracy of any content passing to or posted on the CTV Web Site by CTV.

         (g) Unless CTV or Blue Zone provide the other party with sixty (60) days prior written notice of termination of the Web hosting and management services under Section 4 hereof, such services will be automatically renewed for successive periods of one year.


Section 5. Ownership and Rights

         (a) CTV Rights. ****

         (b) Right to Alter Web Site. Blue Zone agrees that while the License granted hereunder remains in effect, CTV will have the unlimited right to vary, change, alter, modify, add to or delete any content provided by CTV for the CTV Web Site provided that all content meets the technical formatting and other specifications provided by Blue Zone, and that if the License ceases to remain in effect, CTV shall continue to have these rights but will no longer have the right to use Blue Zone Intellectual Property to exercise them.

         (c) Blue Zone Rights.

                           (1) CTV acknowledges and agrees the CTV Web Site will
                  include certain modules, routines, subroutines, programming tools,

[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                  CONFIDENTIAL


                  methods, know how, techniques, inputting and content integration and modification mechanisms and methodologies and other computer software other than Third-Party Commercial Matter (as defined below), which were or will be created by Blue Zone or other parties prior to, during and after the commencement of work hereunder, and, that, in addition, Blue Zone may prepare documentation relating to the immediately foregoing items (collectively, the "Blue Zone Intellectual Property"). Accordingly, as between CTV and Blue Zone, Blue Zone will own all copyright, trade secret, trademark, patent, and other proprietary right in and to the Blue Zone Intellectual Property. CTV agrees that unless CTV terminates this agreement for cause, Blue Zone shall have the world-wide non-exclusive right to use, reproduce and analyze user/viewer data which is processed, gathered or otherwise personalized by Blue Zone in connection with the development and management by Blue Zone of the CTV Web Site and to reproduce, market and distribute such data and analyses thereof as permitted by law, in compiled or uncompiled form, provided, however, that Blue Zone shall not disclose, transfer, license or sell said data or analyses (whether in compiled or uncompiled form) to any other Canadian Television Company. If Blue Zone wishes to offer said data or analyses in connection with an existing or potential CTV-specific advertising opportunity, it shall coordinate its efforts with CTV.

                           (2) CTV further agrees that Blue Zone is and will be
                  the owner, with no rights therein of any kind whatsoever in favor of CTV, of all Blue Zone Intellectual Property including software, documentation, copyrights, trademarks (other than any CTV trademark, copyright or patent), back-end trade dress rights, patents, trade secrets, methods, know how, formatting methodologies, inputting and content integration and modification mechanisms and methodologies, techniques, and other intellectual property rights relating to the CTV Web Site throughout the universe in all languages and in all media and forms of expression and communication now known.

                           (3) Blue Zone Advertising on the CTV Web Site. CTV
                  agrees that Blue Zone will have the right at no charge to place video advertising of Blue Zone's services on the CTV Web Site at locations mutually agreed upon by the parties. Additionally, Blue Zone will have the right at no charge to place Blue Zone's trademarks or other identity designator as an interactive graphic on the CTV Web Site with a hyperlink to Blue Zone's own Web Site, and to place the Blue Zone name and other indicators of identity on each page of the CTV Web Site in a manner agreed to by CTV.

         (d)      License to CTV.

         (1) In exchange for the annual fee specified in Schedule G, Blue Zone grants CTV a non-exclusive, non-transferable worldwide License to use the Blue Zone

                                  CONFIDENTIAL


Intellectual Property (to the extent permitted under any license between Blue Zone and a third party), but only (i) to process, input, integrate, modify and display news content as an integrated part of the CTV Web Site. This License may not be sublicensed or transferred to others or used or exploited by or on behalf of others. CTV agrees that it does not have any right to reproduce, modify, reverse engineer, transfer or distribute the Blue Zone Intellectual Property, or to permit any other party to do so, and further agrees that it shall have no rights with respects to such Blue Zone Intellectual Property other than those specified in this paragraph 5(b) and (d)(1). Should CTV wish to obtain additional licenses to use Blue Zone Intellectual Property for content other than news, it may do so, provided that it is not in breach of this Agreement, at the rates specified on Schedule E. There shall be no additional Licenses or License fees required for local news, so long as CTV's local news content becomes incorporated as part of the CTV Web Site. This License shall automatically terminate if Blue Zone terminates this agreement for cause or if CTV ceases to engage and pay Blue Zone for hosting and Licensing the Intellectual Property for the CTV Web Site. CTV shall have the exclusive right to terminate the License on sixty (60) days written notice to Blue Zone.

                           (2) During the period of the License, CTV shall use
                  Blue Zone's mark NewsBz(TM), or such other trademark as Blue Zone specifies in writing, in the manner agreed to between CTV and Blue Zone on the CTV Web Site and in promotional materials relating to the CTV Web Site. Upon termination of this License for any reason, CTV will not be entitled to use or display the NewsBz(TM) or other Blue Zone trademarks or indicators of identity on or in promotional material about the CTV Web Site.

                           (3) In the event that CTV terminates or does not
                  renew Blue Zone's Web hosting services under Sections 4, the License under Section 5(d)(2) will immediately terminate on the termination date or renewal date, as the case may be. In that event, CTV will be entitled to continue to exercise all rights of ownership of the CTV Web Site and over CTV Material that has been prepared for display or is displayed on the CTV Web Site using the Blue Zone Intellectual Property, but will not be entitled to continue to access or use Blue Zone Intellectual Property from that date forward.

         (e) Third-Party Commercial Matter. CTV acknowledges and agrees that the CTV Web Site may include certain software code, devices and other matter from commercially available computer software products (collectively the "Third-Party Commercial Matter") and that nothing in this Agreement conveys ownership of the Third-Party Commercial Matter to CTV.

         (f) Discussion of Relationship. Upon execution of this Agreement, Blue Zone may refer to CTV as client of Blue Zone. After Final Acceptance, Blue Zone may include a link of CTV's Web Site on Blue Zone's Web Site. If Blue Zone or CTV receive press

                                  CONFIDENTIAL


inquiries about Blue Zone's work for CTV, the parties may respond but will each advise the other of the inquiry.

         (g) Ownership of CTV Materials. As between CTV and Blue Zone, all right, title and interest in and to, and ownership of the CTV Materials will remain at all times exclusively in CTV, and Blue Zone will not acquire any right, title or interest therein.

         (h) Domain Names. As between CTV and Blue Zone, all right, title and interest in and to, and ownership of the domain name "ctvnews.com" will remain at all times exclusively in CTV.

Section 6. Indemnification

         (a) Indemnification by CTV. CTV will indemnify and hold harmless Blue Zone Productions, Ltd. and/or each of their directors, officers, agents, employees, advisers and representatives from and against any losses, expenses, claims, damages or liabilities of whatever nature, joint or several, including reasonable costs of investigation and reasonable legal fees and expenses which said directors, officers, agents, employees, advisers and representatives incur, whether directly or as a result of claims by third parties, which arise out of or are based upon:

                  (i) any representation or warranty of CTV made herein not having been materially true, complete and accurate when made; and

                  (ii) any covenant made herein by CTV (whether in Section 12 or elsewhere in this Agreement) not having been complied with.

                  CTV's obligations to indemnify for Blue Zone Productions, Ltd's losses under this Agreement will accrue up to a maximum of CAN$Three (3) million; provided, further, that the foregoing limitations will not apply in respect of any payment default by CTV.

                  (b) Indemnification by Blue Zone. Blue Zone will indemnify and hold harmless CTV and each of its directors, officers, agents, employees, advisers, representatives from and against any losses, expenses, claims, damages or liabilities, joint or several, including reasonable costs of investigation and reasonable legal fees and expenses of legal counsel which CTV and/or each of its directors, officers, employees, advisers and representatives incur, whether directly or as a result of claims by third parties, which arise out of or are based upon:

                  (i) any representation or warranty of Blue Zone made herein not having been materially true, complete and accurate when made; and

                  (ii) any covenant made herein by Blue Zone (whether in Section 12 or elsewhere in this Agreement) not having been complied with.

                                  CONFIDENTIAL


                  Blue Zone's obligations to indemnify CTV for losses under this Agreement will accrue up to a maximum liability of the Blue Zone of CAN$ Three
(3) million.

         (c) Indemnification Procedure. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), written notice will be given by the Indemnified Party to the indemnifying party (the "Indemnitor") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party will permit the Indemnitor (at Indemnitor's expense) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnitor who will conduct the defense of such claim or litigation will be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's own expense, and (iii) the omission by any Indemnified Party to give written notice as provided herein will not relieve the Indemnitor of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnitor and the Indemnitor is prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, the Indemnitor, in the defense of any such claim or litigation, will not consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party in good faith determines that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnitor might be expected to affect adversely the Indemnified Party's tax liability or the ability of the Indemnified Party or any of its subsidiaries to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitor in respect of such claim or any litigation relating thereto, the Indemnified Party will have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnified Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party will not settle such claim or litigation without the written consent of the Indemnitor, such consent not to be unreasonably withheld. In the event that the Indemnitor does not accept the defense of any matter as above provided, the Indemnified Party will have the full right to defend against any such claim or demand and will be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnitor will still be obliged to provide indemnification to the Indemnified Party. In any event, the Indemnitor and the Indemnified Party will cooperate in the defense of any claim or litigation subject to this Section and the records of each will be available to the other with respect to such defense.

         (d) Claims of Infringement. In the event that the claim for which indemnification is sought is a claim that the Indemnified Party has, by reason of the actions of the Indemnitor, infringed or violated the intellectual property rights of a third party, the Indemnitor may, at its option, and at its own expense, (1) procure for the Indemnitee the

                                  CONFIDENTIAL


right to continue using the allegedly infringing intellectual property, (2) replace or modify the allegedly infringing intellectual property in response to the infringement claims, provided the third party acknowledges in writing that the intellectual property, as modified, no longer infringes on the third-party intellectual property, or (3) remove the allegedly infringing intellectual property from the CTV Web Site and provide the Indemnified Party with a commercially reasonable substitute of substantially similar functionality. In the event that Indemnitor elects to take the measures set forth in paragraphs 6(d)(1), (2), or (3), and pays the amount it was otherwise obliged to pay under this paragraph prior to taking these corrective measures, Indemnitor will have fully discharged its indemnification obligation with respect to that specific claim. Alternatively, the Indemnitor may litigate the claim to secure a determination of non-infringement.

         (e) Survival of Obligations. The obligations of the parties under this Section 6 will survive the expiry or termination of this Agreement.

         (f)      Further Limitations on Liability.

                  (1) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS EXPRESSLY PROVIDED, NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY OR INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING EXCEPT FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF BLUE ZONE OR THOSE FOR WHOM IT IS LEGALLY RESPONSIBLE FOR.

                  (2) SAVE AS PROVIDED HEREIN, BLUE ZONE DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY PRODUCTS AND THE SERVICES DELIVERED HEREUNDER.

                                  CONFIDENTIAL


Section 7. Exclusivity; Option to Expand Relationship

         (a) During the term of this Agreement, or, if the Agreement terminates for any reason, until the effective date of termination, Blue Zone will not provide Web Site production or interactive television development services or intellectual property relating to news to any other Canadian Television Company, and CTV will not use the services of others to develop or maintain Web Site or interactive television services or intellectual property relating to news other than to create content and graphic materials for display on the CTV Web Site. CTV acknowledges that Blue Zone has existing relationships and is engaged in ongoing activities with WIC Premium Television, which includes Superchannel, MovieMax!, and Viewer's Choice; with the following radio broadcasters: CKNW and Rock 101 (CFMI). Blue Zone acknowledges that CTV has existing local station web sites at some of it's local stations. Both CTV and Blue Zone do not deem these activities to be in violation of this Section 7.

         (b) The parties agree that for six (6) months after the Effective Date, CTV shall not solicit the services of third parties to develop or maintain Web site or interactive television services and Blue Zone shall not affirmatively offer Web site development or maintenance or interactive television services to any other Canadian Television Company, excluding non-competitive specialty channels, including, but not-limited to YTV, and music stations.

         (c) In the event that at any time within six (6) months of the Effective Date, Blue Zone desires to develop an interactive television Web site for a third party Canadian Television Company relating to a subject matter other than news (the "Proposed Web Site") pursuant to a bona fide offer from such third party Canadian Television Company (together, with, in the case of CTV, bona fide offers from third parties to CTV as described in Paragraph (d) below, the "Proposal"), Blue Zone shall submit a written offer to CTV (the "Blue Zone Offer") to develop such Proposed Web Site exclusively for CTV on terms and conditions, including total consideration, not less favorable to CTV than those on which Blue Zone proposes to develop the Proposed Web Site for such third party Canadian Television Company under the Proposal. The Blue Zone Offer shall disclose the identity of the third party Canadian Television Company, the terms and conditions, including the total consideration, of the Proposal, and any other material facts relating to the Proposal. CTV agrees to treat all such information submitted to it by Blue Zone as Confidential Information. The Blue Zone Offer shall further state that CTV may acquire the right to have Blue Zone develop the Proposed Web Site exclusively for CTV for the price, and upon the terms and conditions, set forth therein. The annual license fee component associated with each new Proposed Web Site shall be as set forth in Schedule E. If CTV desires to acquire such right, CTV shall communicate in writing its election to do so within thirty (30) days of the date on which the Blue Zone Offer was made. Such communication shall, when taken in conjunction with the Blue Zone Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the development by Blue Zone of the Proposed Web Site for CTV. If CTV does not elect to enter into an agreement with Blue Zone for the development of the Proposed Web Site, Blue Zone at any time thereafter may enter into an agreement with the third party Canadian Television Company regarding the development of Proposed Web Site.

                                  CONFIDENTIAL


         (d) In the event that at any time within six (6) months of the Effective Date, CTV desires to engage a third party other than Blue Zone to develop a Proposed Web Site pursuant to a Proposal, CTV shall submit a written offer to Blue Zone (the "CTV Offer") to engage Blue Zone to develop such Proposed Web Site exclusively for CTV on terms and conditions, including total consideration not less favorable to Blue Zone than those on which CTV proposes to have such third party develop the Proposed Web Site for CTV. The CTV Offer shall disclose the identity of the third party, the terms and conditions, including the total consideration, of the Proposal, and any other material facts relating to the Proposal. Blue Zone agrees to treat all such information submitted to it by Blue Zone as Confidential Information. The CTV Offer shall further state that Blue Zone may acquire the right to have CTV engage Blue Zone to develop the Proposed Web Site for the price, and upon the terms and conditions, set forth therein. If Blue Zone desires to acquire such right, Blue Zone shall communicate in writing its election to do so within thirty (30) days of the date on which the CTV Offer was made. Such communication shall, when taken in conjunction with the CTV Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the development by Blue Zone of the Proposed Web Site for CTV. If Blue Zone does not elect to enter into an agreement with CTV for the development of the Proposed Web Site, CTV at any time thereafter may enter an agreement with a third party regarding the development of the Proposed Web Site.

Section 8. Credit Clause

                  CTV's Web Site and all on-air, online and print promotions/advertising of the CTV Web Site will contain Blue Zone's NewsBz(TM) trademark or such other trademark as Blue Zone may specify in the style and manner specified by Blue Zone where CTV, acting reasonably, determine that use of said trademark is appropriate.

Section 9. Compensation

         (a) All monies are stated in this Agreement in Canadian dollars. However, payment will be in dollars at the United States dollar equivalent of Canadian funds at the most favourable commercially available rate of exchange, as determined by CTV's Canadian Chartered Bank, on the date the payment is made.

         (b) Expenses -- CTV will reimburse Blue Zone for all of Blue Zone's pre-approved reasonable costs and expenses arising from its performance of its obligations under this Agreement within forty-five days of receiving invoices from Blue Zone for such costs and expenses.

         (d) Records and Audit -- Blue Zone will maintain accounting records to substantiate Blue Zone's charges on each invoice. Blue Zone will preserve such records for a period of one year after completion of the pertinent work. CTV will have access to such records at the offices of Blue Zone or other site designated by Blue Zone for purposes of audit, either through its own representatives or through an accounting firm selected and

                                  CONFIDENTIAL


paid by CTV. Any such review of Blue Zone's records will be conducted at reasonable times during business hours upon at least three (3) business days' notice.

Section 10. Confidentiality

         (a) Confidential Information. For purposes of this Agreement, "Confidential Information" will mean any information or material which offers a competitive advantage to the disclosing party, is not generally known other than by the disclosing party, and is the subject of reasonable precautions by the disclosing party to maintain secrecy. Confidential Information also includes any information which the disclosing party obtains from any third party which the disclosing party treats as Confidential Information or designates in writing as Confidential Information, whether or not owned by the disclosing party. To the extent practical, the disclosing party shall designate Confidential Information as such in writing. "Confidential Information" does not include the following:
(i) information which is known by the receiving party at the time of disclosure by the disclosing party which is not subject to any other non-disclosure agreement between the parties; (ii) information which is now, or which hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later published or generally disclosed to the public by the disclosing party or others not under a duty of confidentiality to the disclosing party; or (iii) information which is otherwise lawfully developed by the receiving party, or lawfully acquired from a third party without any obligation of confidentiality.

         (b) Non-Disclosure. The receiving party agrees to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed hereunder without the express prior written consent of a duly authorized representative of the disclosing party. The receiving party further agrees not to use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose(s) of this Agreement. Each representative of the receiving party who is given access to Confidential Information will execute an agreement to be bound by these obligations. In the event that either party is subpoenaed or otherwise directed to disclose any portion of any Confidential Information of the other party or any other materials proprietary to the other party in conjunction with a judicial proceeding or arbitration, the party so directed will immediately notify the other party both orally and in writing. Each party agrees to provide the other with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other reasonable steps to preserve confidentiality.

         (c) Published Reports. Without limiting the generality of the foregoing, the parties specifically agree that any reports concerning Confidential Information which are not made or authorized by the disclosing party and which appear in any publication shall not release the receiving party from its obligations hereunder with respect to such Confidential Information.

Section 11. Representations and Warranties

         (a) CTV represents and warrants to Blue Zone the following:

                                  CONFIDENTIAL


                  (i) Creation. CTV is a duly created corporation, validly existing, duly registered and in good standing pursuant to the laws of Canada.

                  (ii) Authority. CTV has full corporate authority and capacity to enter into this Agreement and perform its obligations hereunder and consummate the transactions contemplated hereby, pursuant to the terms and conditions established herein

                  (iii) Binding Obligation. This Agreement constitutes a binding, valid and legal obligation of CTV and is enforceable against it pursuant to its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and other laws relating to or affecting creditors' rights generally or by equitable principles.

                  (iv) No Violation.CTV is not subject to or bound by any provisions of:

                           (1) any law, statute, rule, regulation or judicial or
                  administrative decision,

                           (2) any articles or certificate of incorporation or
                  bylaws,

                           (3) any mortgage, deed of trust, lease, note,
                  shareholders' agreement, bond, trust, indenture, other instrument or agreement, license, permit, trust, custodianship or restriction, or

                           (4) any judgment, order, writ, injunction or decree
                  of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or that would result in creation of any encumbrances or order which there would be a default as a result of, the execution, delivery and performance by CTV of this Agreement and the consummation of the transaction contemplated hereby.

                  (v) Consents. No consent, approval, or authorization or declaration or filing with any individual, corporation, trust or any government or agency or political subdivision thereof is required for the valid execution, delivery and performance by CTV of this Agreement and the consummation of the transactions contemplated hereby.

                  (vi) Year 2000. CTV represents and warrants to use its reasonable efforts to ensure that any computer equipment, hardware or software supplied and delivered by it under this Agreement will be Year 2000 compliant.

                  (vii) Non-Infringement. To the best of CTV's knowledge and belief, the content, software and hardware, as well as the CTV Materials, to be provided by CTV do not violate any existing intellectual property or privacy rights of any third party, and are

                                  CONFIDENTIAL


not libelous or slanderous, and CTV has received no reasonable notice or claim of infringement.

         (b) Blue Zone represents and warrants to CTV the following:

                  (i) Creation. Blue Zone is a duly created corporation, validly existing, duly registered and in good standing pursuant to the laws of Bermuda.

                  (ii) Authority. Blue Zone has full corporate authority and capacity to enter into this Agreement and perform its obligations hereunder and consummate the transactions contemplated hereby, pursuant to the terms and conditions established herein. Prior to Blue Zone's execution of this Agreement, the Board of Directors of Blue Zone will approve this Agreement, pursuant to the terms and conditions hereof.

                  (iii) Binding Obligation. This Agreement constitutes a binding, valid and legal obligation of Blue Zone and is enforceable against it pursuant to its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and other laws relating to or affecting creditors' rights generally or by equitable principles.

                  (iv) No Violation. Blue Zone is not subject to or bound by any provisions of:

                           (1) any law, statute, rule, regulation or judicial or
                  administrative decision,

                           (2) any articles or certificate of incorporation or
                  bylaws,

                           (3) any mortgage, deed of trust, lease, note,
                  shareholders' agreement, bond, trust, indenture, other instrument or agreement, license, permit, trust, custodianship or restriction, or

                           (4) any judgment, order, writ, injunction or decree
                  of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or that would result in creation of any encumbrances or order which there would be a default as a result of, the execution, delivery and performance by Blue Zone of this Agreement and the consummation of the transaction contemplated hereby.

                  (v) Consents. No consent, approval, or authorization or declaration or filing with any individual, corporation, trust or any government or agency or political subdivision thereof is required for the valid execution, delivery and performance by Blue Zone of this Agreement and the consummation of the transactions contemplated hereby.

                                  CONFIDENTIAL


                  (vi) Year 2000. Blue Zone represents and warrants to use its reasonable efforts to ensure that any computer equipment, hardware or software supplied and delivered by it under this Agreement will be Year 2000 compliant.

                  (vii) Non-Infringement. To the best of Blue Zone's knowledge and belief, the Blue Zone Intellectual Property and CTV Web Site to be designed and developed by Blue Zone do not violate any existing intellectual property rights of any third party, and Blue Zone has received no reasonable notice or claim of infringement. The foregoing representation does not apply to the CTV Materials or content supplied by CTV. In the event of an infringement herein,
Section 6(d) shall apply. In the further event that Blue Zone cannot rectify the infringement by use of the remedies as contained in Section 6(d), then CTV shall be entitled and Blue Zone shall refund the payments made pursuant to Section 2
(b) (viii) and Section 4(a) on a depreciated basis of twenty per cent (20%) per year calculated daily to commence on the date of the first installment payment as contained in Section 2(b) (viii). A non rectified infringement herein shall be considered as an automatic termination as contained in section 13(c).

Section 12.       Covenants.

         (a)      Covenants of Blue Zone.

                  (i) Employment Agreements. Blue Zone will enter into agreements with Blue Zone Entertainment Inc. to obtain the services of Bruce Warren and Jamie Ollivier and other Blue Zone employees trained by them and acting under their supervision and control to perform the material obligations of Blue Zone hereunder.

                  (ii) Most Favored Nations Provision. Blue Zone hereby agrees that the terms for the License of the Blue Zone Intellectual Property to CTV hereunder will be at least as favorable as those offered to other customers of Blue Zone for a License in respect of Blue Zone Intellectual Property in connection with the development by Blue Zone of a Web site relating to news, and in the event Blue Zone enters into more favorable pricing, the pricing under this Agreement will be immediately modified, as appropriate.

         (b)      Covenants of CTV.

                  (i) CTV will undertake all necessary measures, including, those required under any license or other agreements to which CTV may be a party, to provide Blue Zone with direct and unfettered access at Blue Zone's facilities throughout the term of this Agreement to the video, text and graphical content in digital or hard copy format which Blue Zone determines is necessary to enable Blue Zone to encode and digitize the CTV content for the CTV Web Site. CTV acknowledges that its failure to obtain such consents and provide such access will delay or jeopardize completion of the CTV Web Site.

                                  CONFIDENTIAL


                  (ii) CTV will within three (3) business days of the date hereof appoint a single designated representative (the "CTV Designated Representative") who will act as the signing authority for approving all matters requiring action by CTV during the Term. This CTV Designated Representative will act as the sole and exclusive representative for the full course of the Term, until his or her successor or substitute is appointed in writing by CTV. All approvals by the CTV Designated Representative will be binding on CTV.

Section 13.       Term and Termination

         (a) Term and Termination. This Agreement will become effective on the date hereof and will continue until December 31, 2001, unless earlier terminated in accordance with this Section 13 (the "Term"). Except as expressly set forth, this Agreement may not be terminated by either party except in accordance with this Section 13.

         (b) Termination for Cause. Either party may terminate this Agreement at any time effective upon written notice of termination to the other party in the event that such other party fails to perform any of its material obligations hereunder and such failure continues unremedied, after written notice of such failure from the party alleging such failure, for a period of ten (10) days in the case of any payment default or for a period of sixty (60) days in the case of any other default hereunder. Such termination shall not relieve the party initiating the termination from any payment obligations it had as of the date of termination. In the event of a termination for cause as herein, the non-defaulting party shall receive a complete refund of the payments made by it under this Agreement or to be made to it under this Agreement depreciated on annual basis of twenty percent (20%) calculated daily to commence on the date of the first installment made pursuant to section 2 (b) (viii).

         (c) Automatic Termination. This Agreement will terminate automatically, with no further act or action of either party required for such termination to be effective, if a receiver is appointed for either party or its property, either party makes an assignment for the benefit of its creditors, any proceedings are commenced by, for or against either party under any bankruptcy, insolvency or debtor's relief law, or either party is liquidated or dissolved or Blue Zone sells its assets out of the ordinary course of business or sells its shares that effects a change of control of Blue Zone or James Olivier and Bruce Warren are no longer principles, employees or associated with Blue Zone, Blue Zone Entertainment Ltd. or their successors. In this event CTV shall be free to terminate this Agreement, retrieve its hardware at the Web Presence hosting site, select a new Web Presence host and support and modify the Web Presence as it sees fit. The parties shall agree upon a source code escrow agreement which will govern access to source code in the event of Automatic Termination.

         (d) Termination by CTV. CTV may terminate this Agreement without cause upon sixty days written notice to Blue Zone. In the event that CTV terminates this Agreement without cause, the License granted to CTV shall terminate, and Blue Zone will be entitled to receive all payments owed under all of the sections included in this Agreement up through the date of termination and CTV's obligation to pay Blue Zone

                                  CONFIDENTIAL


pursuant to Section 4 above will continue, (without duplication), during the first year of this Agreement, for an additional twelve (12) months following the effective date of such termination, or, in the second year of this Agreement, for an additional six (6) months following the effective date of such termination.

         (e) Return of Property. In the event that this Agreement terminates for any reason, the parties will return to each other any property in their possession belonging to the other and will, at the disclosing party's option, return or destroy any Confidential Information of the other.

         (f) Survival. The obligations set forth in Sections 2(b)(ii)(iv), (v)
(vii) and (ix), 5, 6, 10, 11(a)(vii), 11(b)(vii) and 13 will survive the expiry, termination by CTV and automatic termination of this Agreement for any reason whatsoever. In the event Blue Zone terminates this Agreement for cause, all the above-mentioned sections shall survive save and except Sections 2 and 5.

Section 14. Reports and Visits

         (a) Site Visits. Blue Zone will, from time to time and upon reasonable prior notice, allow representatives of CTV access to the portions of its premises where it is conducting work or performing services for purposes of project review and discussions between CTV and Blue Zone's management and personnel concerning the status and conduct of work being performed hereunder.


Section 15. Miscellaneous

         (a) Force Majeure. Either party will be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from an "Act of God" beyond the control of such party, except for approved money payment obligations which have arisen or arise hereunder. The party whose performance is claimed to be suspended by an act of force majeure shall notify the other party of the event and circumstances.

         (b) No Agency. Blue Zone, in rendering performance under this Agreement, is acting and will act solely as an independent contractor. CTV does not undertake by this Agreement or otherwise to perform any obligation of Blue Zone, whether by regulation or contract. In no way is Blue Zone to be construed as the agent or to be acting as the agent of CTV in any respect, any other provisions of this Agreement notwithstanding.

         (c) Authority To Enter Into Agreement. The parties and their representatives signing this Agreement hereby acknowledge and represent that the representatives signing this Agreement are duly authorized agents of the parties hereto and are authorized and have full authority to enter into this Agreement on behalf of the parties for whom they are signing.

                                  CONFIDENTIAL


         (d) Section Headings; Exhibits and Schedules. The section and subsection headings used herein are for reference and convenience only, and will not enter into the interpretation hereof. The exhibits and schedules referred to herein and attached hereto, or to be attached hereto, are incorporated herein to the same extent as if set forth in full herein.

         (e) No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. The terms and conditions of this Agreement may be waived or amended only in writing and only by the party that is entitled to the benefits of the term(s) or condition(s) being waived or amended. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained (whether or not the provision is similar). Unless stated otherwise, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

         (f) Governing Law/Consent to Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario, without reference to the choice of law provisions thereof. All aspects of all actions brought relating to the subject matter of this Agreement will be governed by Province of Ontario law, without reference to the choice of law provisions thereof. The parties hereto hereby consent to the exclusive jurisdiction and venue of the courts for Toronto Region, Province of Ontario for any action that may be brought in connection with this Agreement other than a cross-claim for indemnification brought in response to a claim filed by a third party in another court.

         (g) Entire Agreement. Each party to this Agreement acknowledges that this Agreement constitutes the entire Agreement of the parties with regard to the subject matters addressed in this Agreement, that this Agreement supersedes all prior or contemporaneous agreements, discussions, or representations, whether oral or written, with respect to the subject matter of this Agreement, and that this Agreement cannot be varied, amended, changed, waived, or discharged except by a writing signed by all parties hereto. Except as provided herein, each party to this Agreement further acknowledges that no promises, representations, inducements, agreements, or warranties, other than those set forth herein, have been made to induce the execution of this Agreement by said party, and each party acknowledges that it has not executed this Agreement in reliance on any promise, representation, inducement, or warranty not contained herein.

         (h) Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm's length and that the final terms of this Agreement are the product of the parties' negotiations. Each party warrants and represents that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties

                                  CONFIDENTIAL


agree that this Agreement will be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

         (i) No Third Party Beneficiaries. This Agreement is intended solely for and inures to the benefit of the parties. No third party will have the right to make any claim or assert any right under it, and no third party will be deemed a beneficiary of this Agreement, except as expressly provided herein.

         (j) Unenforceability. If any provision of this Agreement or any word, phrase, clause, sentence, or other portion thereof should be held to be unenforceable or invalid for any reason, then provided that the essential consideration for entering into this Agreement on the part of any party is not unreasonably impaired, such provision or portion thereof will be modified or deleted in such manner as to render this Agreement as modified legal and enforceable to the maximum extent permitted under applicable laws.

         (k) Assignment. Blue Zone will not, without the prior written permission of CTV, assign, transfer, subcontract, or sublicense this Agreement or any obligation hereunder to any third party other than an affiliate partially owned or controlled by Blue Zone. CTV may not, without the prior written consent of Blue Zone, assign CTV's performance under this Agreement to a third party. Except as otherwise provided herein, each party shall have the right to assign or transfer this Agreement and its rights hereunder to any person into which that party may be merged or consolidated or which purchases all or substantially all of the assets of that party; provided, however, that (x) such transferee agrees to be bound by the terms of this Agreement and (y) any such assignment or transfer shall not relieve that party from any liability or obligation under this Agreement, and (z) the provisions of 5(d) remain limited to the CTV Web site only as defined in this Agreement.

         (l) Notices All notices, petitions, demands for performances and other communications pursuant to this Agreement will be in writing and in the following way due:

                  To Blue Zone:

                           Blue Zone Productions Ltd.
                           Reid House
                           31 Church Street
                           Hamilton, Bermuda
                           Attention: [_______________]

                                  CONFIDENTIAL


                  with a copy to:

                           Blue Zone Entertainment
                           329 Railway Street
                           Vancouver, BC
                           Canada, V6A 1A4
                           Attention:  Bruce Warren
                                       Chief Executive Officer
                           Telephone:  (604) 685-4310
                           Facsimile:  (604) 685-4391
                           E-mail:  bruce@bluezone.net

                  and a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           399 Park Avenue
                           New York, New York, 10022-4697
                           Attention:  William F. Schwitter, Esq.
                                       Mark G. Pedretti, Esq.
                           Telephone:  (212) 318-6000
                           Facsimile:  (212) 319-4090

                  To CTV:

                           CTV  Inc.
                           P.O. Box 9, Station O
                           Toronto, Ontario M4A 2M9
                           Attention:  Henry Eaton
                                       Vice President, Strategic Planning and
                                       Business Development
                           Telephone:
                           Facsimile:
                           E-mail:    heaton@ctv.ca

                  with a copy to:

                           Charles Cooke, Esq.
                           CTV  Inc.
                           P.O. Box 9, Station O
                           Toronto, Ontario M4A 2M9
                           Telephone:  (416) 332-5972
                           Facsimile:  (416) 332-5975
                           E-mail:  ccooke@ctv.ca

         (m) Schedules. The Schedules hereto are deemed to be incorporated herein.

                                  CONFIDENTIAL


         IN WITNESS WHEREOF, CTV and Blue Zone have caused this Agreement to be signed and delivered by their duly authorized agents, all as of the date of this Agreement herein.


                                          BLUE ZONE PRODUCTIONS LTD.


                                          By:         /s/ Peter Martin
                                              Peter Martin
                                              Director



                                          CTV TELEVISION INC.



                                          By:         /s/ Henry Eaton
                                              Henry Eaton
                                              Vice President, Strategic Planning
                                                and Business Development

                                          By          /s/ Robin Fillingham
                                              Robin Fillingham
                                              Executive Vice President
                                                and Chief Financial Officer

CONFIDENTIAL


                                   Schedule A

                      Phase I Development of Specification



(1)      Development of a CTV Web Site strategy including:

- Project Mission/ Vision Statement Project Objectives Conceptual development, competitor and precedent assessment, business and marketing objectives.

- Creating and defining Web Presence and interactive TV objectives, and defining clear criteria for success.

- Recommendations for the scope, structure, and composition of the Web Presence that will serve as the foundation for growth and expansion.

-        Identify content, intellectual property

-        Preliminary budget, schedule, resource evaluation

- Defining the scope and terms of a CTV News standards document for interactive Blue Zone and development

- Exploring centralized/ decentralized solutions in all respects of the Web Presence strategy and determining the necessary resources required

- Making recommendations on the workflow and content streams including evaluating mechanisms for quality management and editorial approval

- Making suggestions for personnel requirements and task descriptions for the internal and external Blue Zone and management of resources


(2)      Technical recommendations including:

-        Client-side technologies for the interactive News properties

-        Database technology and architecture

-        Video delivery and management strategies

-        Networking/server solutions

CONFIDENTIAL

-        Backup and site maintenance technologies

(3)      Requirements

-        Functional Requirements
         Define the high-level processes that the Web Presence will be able to perform in terms of information publishing and other management of information.

-        Data Requirements
         Define the high-level data groups that the Web Presence must store and process.

-        Hardware Requirements
         Define the specific type of equipment on which the system will operate.

-        Software Requirements
         Define the specific software with which the system will be developed and run.

-        Human Resource Requirements
         Define the specific human resources necessary to develop and run the web sites.

-        Interfaces to Other Systems
         Define the need for communicating with other systems. This may involve accepting input data from other systems and/or producing data for other systems, or suggesting beneficial upgrades or additions and automation of key operational processes.

-        Security, Audit and Control Requirements
         Define the need for user ID's, passwords, logging of data updates, and limiting user access to specific functions and data.

-        Legal Requirements
         Define the legislated functions or data that the system must accommodate.

CONFIDENTIAL


                                   Schedule B

                                    Phase II

Objectives:

Based on the Requirements Document, the technical aspects of the systems and site architecture will be developed and produced.

Actions:

         Development Plan

         Development Schedule

         Development Budget

1        Technical Design

2        Staged Delivery Plan

3        Performance and Schedule Estimates

4        Determine the Development Team

Assign Roles and Responsibilities

Cross Training Plan

5        Re-use Analysis

         Buy vs. Build/ Sub-Contracting

6        Development Budget

         Hardware

         Software

         Human Resources

7        Documenting Vendor Dependencies

8        Prototypical UI Development

9        Design and Production

CONFIDENTIAL


Exploratory Phase

Initial site development is component based, with segmented functionality. This staged delivery is to accommodate all aspects of a project to operate in tighter, more accountable cycles, with the development team sequentially moving through discovery, invention, and implementation.

Architectural Design

Design Considerations:

User interface

Database organization

Data storage

Memory management

Security

Localization

Networking

Portability

Programming language

Error handling

Blue Zone

Blue Zone commences after Phase I. Blue Zone estimates that a staff will be hired as necessary to develop the site over a 6-month period.

CONFIDENTIAL


                                   Schedule C

                            Estimated Phase II Costs



Blue Zone estimates year 1 infrastructure costs of approximately CAN $****. This amount is to be applied to facilities, hardware, third party software licences and software necessary for the Blue Zone and ongoing maintenance of the CTV News Site. Detailed infrastructure figures will be established during Phase II.




















[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CONFIDENTIAL


                                   Schedule D

                                 Consulting Fees



Consulting fees will cover professional services provided in the areas of Web site development and interactive television development for CTV. Blue Zone's role will be to advise CTV on macro Web strategies and technology opportunities. Consulting services will include participation in key management and executive meetings and minimum quarterly presentations to CTV, and may upon agreement of the parties include some of the following items:

Strategy

-        Interactive content creation, Blue Zone and distribution

-        Consolidation of technology

-        Consolidation of content management infrastructure

-        Establishment of Blue Zone standards and guidelines

Content

-        Proprietary Interactive content Blue Zone and distribution

-        A centralized content resource via CTV News online.

(The content is available from all CTV station news Web Sites.)

-        Distributed content Blue Zone

(All CTV affiliate Web Sites contribute to the content.)

Identity

-        National and Regional broadcasters identity

(Local branding and regional, national and international content.)


Advertising of CTV

-        Regional marketing and promotion

(Accessing regional advertising as well as national advertising.)

CONFIDENTIAL


Technical consolidation: Discussions pertaining to

- Building the infrastructure to efficiently collect, manage, and deliver branding, content, and advertising to 30 separate web sites

- Creation of centralized databases for content, video, advertising, and user profiles

- Creation of content input forms, standards manual and guidelines for Blue Zone of material at the 30 separate stations


Data mining and analysis, if desired, will be provided subject to a separate Analysis and Interpretation Agreement.

CONFIDENTIAL


                                   Schedule E

                                 Licensing Fees


                                      ****




















[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CONFIDENTIAL


                                   Schedule F

                       Management and Human Resource Costs


CTV will pay all reasonable costs associated with the use of CTV personnel in content preparation and integration of CTV materials into the Web Presence. This estimate is for approximately 25 full time dedicated positions or the equivalent in total, some of whom may be CTV personnel, to staff the ongoing demand for management and production of the Web site and for hardware, facilities and software.


Schedule Totals



       ITEM        TIMING                  DESCRIPTION                  AMOUNT



                   Annual         Ongoing Production and            CAN $****  -
                                  Management of CTV Web site            $****












[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CONFIDENTIAL


                                   Schedule G

                                 SUMMARY OF FEES

Schedule Totals

                                 ANTICIPATED
               ITEM              TIMING                   DESCRIPTION                               AMOUNT
Phase I        Schedule A        Delivered October 1,     Strategy and Requirements              CAN $****
                                 1999                     Document

Phase II       Schedule B        Production started       Design and Blue Zone                   CAN $****
                                 October 15

               Schedule C        Dec. - February          Infrastructure Costs                         CAN
                                                                                                     $****

               Schedule D                                 Annual Consulting Fees                       CAN
                                                                                                     $****
                                                                                       --------------------

                                                          [First payment to include monthly
                                                          payments retroactively to October,
                                                          1999]

               Schedule E                                 Annual Licensing Fees                        CAN
                                                                                                     $****

               Schedule F                                 Annual Ongoing Blue Zone                     CAN
                                                          Production and Management               $**** to
                                                                                                     $****

                                                          Web Hosting and Management                  ****
                                                          Fees



[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.